EXHIBIT 99

HUTCHINSON TECHNOLOGY FOURTH QUARTER EARNINGS PER SHARE AT $0.18

Fourth Quarter Net Sales Total $122.3 Million on Increased Demand

HUTCHINSON, Minn., Nov. 1, 2004 -— Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today reported net income of $4,954,000, or $0.18 per diluted share, on net sales of $122,306,000 for its fiscal fourth quarter ended September 26, 2004. Net income for the fourth fiscal quarter includes approximately $0.9 million, or $0.02 per diluted share, related to capitalization of certain supplies and spare parts that had been historically expensed. In the comparable fiscal 2003 period, the company reported net income of $15,352,000, or $0.51 per diluted share, on net sales of $120,998,000. The company’s reported net income for the 2003 period includes an increase to operating income of approximately $2.0 million, or $0.05 per diluted share, resulting from the collection of certain customer accounts that were previously deemed uncollectible.

For the fiscal year ended September 26, 2004, Hutchinson Technology reported net income of $73,113,000, or $2.42 per diluted share, on net sales of $469,696,000. Net income for 2004 includes a benefit of $36.2 million, or $1.15 per diluted share, resulting from the reversal of certain reserves related to the future tax benefits of net operating loss carryforwards. Excluding this tax benefit, net income for 2004 totaled $36,911,000, or $1.27 per diluted share. Net income for the year also includes approximately $1.6 million, or $0.04 per diluted share, related to capitalization of certain supplies and spare parts, as noted above.

In fiscal 2003, the company reported net income of $64,502,000, or $2.21 per diluted share, on net sales of $498,946,000. The company’s net income for fiscal 2003 included a pre-tax debt extinguishment charge of approximately $3.3 million, or $0.08 per diluted share, and the increase to operating income of approximately $2.0 million, or $0.05 per diluted share, as noted above.

Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said the company’s fourth quarter performance benefited from increased shipments of suspension assemblies as demand growth resumed. The company shipped approximately 150 million suspension assemblies in the 2004 fourth quarter, up 32% compared with the 2004 third quarter and 15% compared with the 2003 fourth quarter. “The increase in our fourth quarter shipments resulted primarily from a seasonal increase in demand and higher volumes with certain

2—Hutchinson Technology Reports Fourth Quarter Results

customers,” said Fortun. For the year, the company shipped approximately 538 million suspension assemblies, up 2% from 2003.

Overall average selling prices for suspension assemblies in the fiscal 2004 fourth quarter were $0.81 compared with $0.85 in the fiscal 2004 third quarter. The decline in average selling prices resulted primarily from planned price reductions triggered by higher volumes of certain suspension assemblies, as well as a change in the mix of products sold.

The company’s gross profit margin in the fiscal 2004 fourth quarter was 24% compared with 24% in the fiscal 2004 third quarter and 30% in the fiscal 2003 fourth quarter. Gross margin for the full year was 28% compared with 31% in fiscal 2003. The decline in gross margin in fiscal 2004 resulted primarily from lower average selling prices and reduced component revenue.

The company generated approximately $15 million in cash from operations in the fiscal 2004 fourth quarter and $90 million for the full year. At fiscal year-end, the company’s cash, cash equivalents and securities held for sale totaled $258.1 million compared with $292.4 million at the end of fiscal 2003. During the fourth quarter, the company repurchased 1.7 million of its common shares for a total of $39.5 million. The company is authorized to repurchase up to an additional 300,000 of its common shares.

Commenting on disk drive industry demand trends, Fortun said the company’s customers increasingly recognize that collaborating with a strong, vertically integrated development partner is key to achieving their cost, performance and product differentiation goals. “To strengthen our ability to be the lead developer and primary volume supplier on targeted customer programs, we continue to invest in advancing suspension assembly precision and performance and developing process capabilities our customers require for future products,” said Fortun. He noted that the company’s development activity was at record levels throughout fiscal 2004, with the number of programs transitioned from development to volume production double that of fiscal 2003. “During 2004, we added staff and equipment to accommodate increased demand from almost all of our customers for design and prototyping services and pre-production ramps to volume,” said Fortun.

The company expects the higher level of demand experienced late in its fiscal fourth quarter to continue, with shipments for the fiscal 2005 first quarter ranging from 155 to 170 million units compared with approximately 150 million in the fiscal 2004 fourth quarter. “We expect to continue to see seasonally strong demand in our fiscal first and fourth quarters,” said Fortun. “To help offset the impact of demand swings on our operating performance, we are adjusting capacity and managing inventories to accommodate anticipated demand.”

3—Hutchinson Technology Reports Fourth Quarter Results

At shipment volumes currently forecasted for the fiscal 2005 first quarter and with expected overall average selling prices of $0.80 to $0.83, the company expects first quarter net sales to range from $125 to $140 million. Gross margins for the fiscal 2005 first quarter are expected to range from 28% to 30%, resulting in first quarter net income per share of $0.35 to $0.45.

Fortun said the company currently expects its fiscal 2005 research and development investment to increase 30% to 40% compared with $28 million in 2004 while capital expenditures are expected to grow to approximately $120 million, up from $93 million in 2004. “We will continue to strengthen our ability to satisfy customers’ requirements for volume, variety, precision and miniaturization through targeted investments in research and development and capital improvements,” said Fortun.

Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, the company’s capital expenditures, research and development expenditures, results of operations and operating performance. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company’s ability to produce suspension assemblies with features at levels of precision, quality, variety, volume and cost its customers require, changes in product mix, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Standard Time (CST) on November 1. Individual investors and news media may participate in the conference call via a live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. A replay of the call will be available beginning at approximately 6:00 p.m. CST on November 1 until 7:00 p.m. CST on November 5. To access the replay, dial 800-405-2236 and enter 11010173# at the reservation number prompt.

4—Hutchinson Technology Reports Fourth Quarter Results

Hutchinson Technology Incorporated
(Nasdaq/NMS: HTCH)

	Fourth Quarter Ended
	Sept. 26, 2004	Sept. 28, 2003

Net sales	$122,306,000	$120,998,000
Gross profit	$29,402,000	$35,699,000
Income from operations	$5,284,000	$17,692,000
Net income	$4,954,000	$15,352,000
Net income per common share:
Basic	$.20	$.59
Diluted	$.18	$.51

Weighted average common and common equivalent shares outstanding:
Basic	25,255,000	25,899,000
Diluted	30,668,000	31,724,000

	Fiscal Year Ended
	Sept. 26, 2004	Sept. 28, 2003

Net sales	$469,696,000	$498,946,000
Gross profit	$130,355,000	$154,658,000
Income from operations	$38,885,000	$81,483,000
Net income	$73,113,000	$64,502,000
Net income per common share:
Basic	$2.83	$2.52
Diluted	$2.42	$2.21
Net income – excluding tax benefit Net income per common share – excluding tax benefit:
Basic Diluted Weighted average common and	$36,911,000	$64,502,000
common equivalent shares	$1.43	$2.52
outstanding:	$1.27	$2.21
Basic	25,826,000	25,618,000
Diluted	31,453,000	31,410,000
	At Sept. 26, 2004	At Sept. 28, 2003

Total assets	$688,392,000	$638,956,000
Cash and cash equivalents	$33,704,000	$67,505,000
Securities available for sale	$224,356,000	$224,860,000
Total shareholders’ investment	$473,552,000	$431,375,000

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended

	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003

Net sales	$122,306	$120,998	$469,696	$498,946
Cost of sales	92,906	85,299	339,341	344,288

Gross profit	29,400	35,699	130,355	154,658
Research and development expenses	9,143	4,528	28,258	14,945
Selling, general and
administrative expenses	14,973	13,479	63,212	58,230

Income from operations	5,284	17,692	38,885	81,483
Interest expense	(778)	(937)	(3,399)	(6,713)
Interest Income	1,229	1,466	4,602	6,015
Loss on debt extinguishment	—	—	—	(3,265)
Other income, net	766	732	3,572	2,112

Income before income taxes	6,501	18,953	43,660	79,632
Provision (benefit) for income taxes	1,547	3,601	(29,453)	15,130

Net income	$4,954	$15,352	$73,113	$64,502

Basic earnings per share	$0.20	$0.59	$2.83	$2.52

Diluted earnings per share	$0.18	$0.51	$2.42	$2.21

Weighted average common
shares outstanding	25,255	25,899	25,826	25,618

Weighted average common
and diluted shares outstanding	30,668	31,724	31,453	31,410

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share data)

		Fifty-Two Weeks Ended

	GAAP			Non-GAAP
	September 26,	Non-GAAP		September 26,
	2004	Adjustments		2004

Net sales	$469,696	$—		$469,696
Cost of sales	339,341	—		339,341

Gross profit	130,355	—		130,355
Research and development expenses	28,258	—		28,258
Selling, general and
administrative expenses	63,212	—		63,212

Income from operations	38,885	—		38,885
Interest expense	(3,399)	—		(3,399)
Interest Income	4,602	—		4,602
Other income, net	3,572	—		3,572

Income before income taxes	43,660	—		43,660
Provision (benefit) for income taxes	(29,453)	(36,202)	(1)	6,749

Net income	$73,113	$36,202		$36,911

Basic earnings per share	$2.83			$1.43

Diluted earnings per share	$2.42			$1.27

Weighted average common
shares outstanding	25,826			25,826

Weighted average common
and diluted shares outstanding	31,453			31,453

(1) Amounts reflect release of a significant portion of the valuation allowance previously established related to the future tax benefits of net operating loss carrryforwards.

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets – Unaudited
(In thousands, except shares data)

	September 26,	September 28,
ASSETS	2004	2003

Current assets:
Cash and cash equivalents	$33,704	$67,505
Securities available for sale	224,356	224,860
Trade receivables, net	69,073	59,822
Other receivables	7,272	6,036
Inventories	35,319	31,290
Prepaid taxes and other	14,903	11,156

Total current assets	384,627	400,669
Property, plant and equipment, net	213,761	176,559
Deferred tax assets	68,211	37,840
Other assets	21,793	23,888
	$688,392	$638,956

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$29,310	$21,462
Accrued expenses	12,757	13,299
Accrued compensation	19,714	22,202

Total current liabilities	61,781	56,963
Convertible subordinated notes	150,000	150,000
Other long-term liabilities	3,059	618
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 26,075,000 and 25,804,000
issued and outstanding	244	259
Additional paid-in capital	363,786	379,663
Accumulated other comprehensive income	(588)	525
Accumulated earnings	110,110	50,928

Total shareholders' investment	473,552	431,375
	$688,392	$638,956

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows – Unaudited
(Dollars in thousands)

	Fifty-Two Weeks Ended
	September 26,	September 28,
	2004	2003

Operating activities:
Net income	$73,113	$64,502
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	58,602	59,938
Benefit for deferred taxes assets	(33,568)	10,592
(Gain) loss on disposal of assets	415	—
Changes in operating assets and liabilities	(8,244)	(3,414)
Cash provided by operating activities	90,318	131,618

Investing activities:
Capital expenditures	(93,085)	(52,023)
Purchases of marketable securities	(340,279)	(227,347)
Sales of marketable securities	339,070	153,274
Cash used for investing activities	(94,294)	(126,096)

Financing activities:
Repayments of long-term debt	—	(144,124)
Repayments of capital lease obligation	—	(7,250)
Net proceeds from issuance of convertible subordinated notes	-	145,478
Net proceeds from issuance of common stock	(29,825)	10,027
Cash provided by (used for) financing activities	(29,825)	4,131

Net increase (decrease) in cash and cash equivalents	(33,801)	9,653
Cash and cash equivalents at beginning of period	67,505	57,852

Cash and cash equivalents at end of period	$33,704	$67,505

Hutchinson Technology Incorporated
Earnings Per Share Calculation – Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended

	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003

Net income (A)	$4,954	$15,352	$73,113	$64,502
Plus: interest expense on convertible
subordinated notes	1,008	1,004	4,030	6,560
Less: additional profit sharing expense and
income tax provision	314	272	1,056	1,778
Net income available to common shareholders (B)	$5,648	$16,084	$76,087	$69,284

Weighted average common shares outstanding (C)	25,255	25,899	25,826	25,618
Dilutive potential common shares	5,413	5,825	5,627	5,792
Weighted average common and diluted shares
outstanding (D)	30,668	31,724	31,453	31,410

Basic earnings per share [(A)/(C)]	$0.20	$0.59	$2.83	$2.52
Diluted earnings per share [(B)/(D)]	$0.18	$0.51	$2.42	$2.21

CONTACT: Hutchinson Technology, Hutchinson

Media Contact:
Connie Pautz, 320-587-1823
or
Investor Contact:

Darlene Polzin, 320-587-1605